PURCHASE AGREEMENT

THIS AGREEMENT, effective as of December 12, 2012 (“Effective Date”) is made by and between Roger Mincheff (“Mincheff’), whose address is_____________________, and WOWIO, Inc. (“Wowio”) whose address is 6310 San Vicente Blvd., Suite 240, Los Angeles, CA 90048 regarding the purchase of the Wowio properties outlined below.

WHEREAS, Mincheff and Wowio entered into two agreements: (i) a Corporate Acquisition Agreement dated as of September 24, 2010, whereby Wowio acquired Spacedog Entertainment, Inc. (the “Corporate Acquisition Agreement”); and (ii) an Asset Purchase Agreement dated as of May 15, 2010, whereby Wowio acquired WeVolt and Panel Flow assets (the “Asset Purchase Agreement”);

WHEREAS, pursuant to the Corporate Acquisition Agreement and Asset Purchase Agreement, Mincheff received a total of $107,000 in cash and 20,043,000 shares of Wowio common stock.

WHEREAS, the Corporate Acquisition Agreement included (among other provisions) the transfer of a library of intellectual property, comprised primarily of graphic novels at various stages of production; and

WHEREAS, Mincheff and Wowio have agreed to transfer the rights of certain intellectual property acquired by Wowio pursuant to the Corporate Acquisition Agreement back to Mincheff.

ACCORDINGLY, the parties hereby agree as follows:

1.	Conditions Precedent: This Agreement shall have no force or effect whatsoever until the following conditions have been met:

1.1	Execution of Agreement. Wowio’s receipt of fully-executed copies of this Agreement by Mincheff; and

1.2	Assignment. Full execution of the attached short form assignment.

1.3	Mincheff’s Wowio Stock. Wowio’s receipt of stock certificates representing Minchelff s 20,043,000 shares of Wowio common stock, executed stock power and any other documents reasonably required by Wowio’s transfer agent in connection with this Agreement.

2.	Properties to be Acquired by Mincheff/Grant of Rights: Subject to the terms outlined herein, Wowio hereby agrees to sell, assign and transfer to Mincheff, its successors and assigns, in perpetuity, all rights of every kind and nature in and to those certain properties listed below (collectively “Properties”), including without limitation, all motion picture, television, remake, sequel and other analogous and allied rights and any and all synopses, ueaunems, scenarios, screenplays, grapnic novels anu an copyrignis in connection therewith and all tangible and intangible properties with respect to the Properties whether currently in existence or to be developed in the future. The Properties are currently entitled:

2.1	Big Trouble in Little China
2.2.	Court, The
2.3.	Cousins Club
2.4	Hip Hop Chronicles
2.5	Hollow Mark
2.6	Husk
2.7	Little Sonny Bunny
2.8	State of Ward
2.9	Proximity Effect
2.10	Trail, The
2.11	Wight & Associates

3	Consideration: As full and complete consideration for the purchase of the Properties, Mincheff shall provide Wowio with the following:

3.1	Mincheff shall transfer 2,550,000 shares of Wowio common stock back to Wowio. (Wowio shall prepare the appropriate transfer documents to perfect such return.)

3.2	Pursuant to paragraph 1.3 of the Corporate Acquisition Agreement, Mincheff shall reduce his “Contingent Limited Royalties for Exploitation of SDE Properties” of $1,000,000 to $500,000 (“Mincheff Royalties”).

3.3	For a period of 36 months commencing on the Effective Date first written above, Mincheff shall pay Wowio 50% of all Net Revenue generated from the Properties. Net Revenue shall be defined as all revenues received from the sale or license of the Properties, including any ancillaries, less only actual costs incurred in the production and exploitation of the Properties and the Mincheff Royalties (“Net Revenue”). Commencing after such 36-month period and continuing in perpetuity, Wowio will receive 25% of all Net Revenue.

3.4	Wowio shall receive an Executive Producer credit for one designee, on any web, motion picture and/or television productions based on the Properties.

4	Reservation of Rights: Wowio hereby reserves the non-exclusive right to publish the Properties on the Wowio eBook platform, only. Wowio shall exploit these rights only upon prior written notification to Mincheff and confirmation from Mincheff within 3 days after receiving notification that such publication shall not present a conflict with the distribution of the applicable Property.

5	Wowio Representations and Warranties:

5.1	Power and Authorization. The execution, delivery and performance by Wowio of this Agreement to which it is a party and the consummation of the transactions contemplated herewith are within the power and authority of Wowio and have been duly authorized by all necessary action. This Agreement will be duly executed and delivered by Wowio and is a legal, valid and binding obligation of Wowio enforceable against Wowio in accordance with its terms.

5.2	Properties. Wowio represents and warrants that with respect to the Properties hereunder, Wowio has not altered the Properties and the Properties shall be in the same condition as when originally acquired by Wowio.

5.3	No Other Warranties or Representations. Except for the representations and warranties contained in this Section 5, neither Wowio nor any of its representatives makes any other express or implied representation or warranty with respect to the Properties, and Wowio disclaims any other representations or warranties, whether made by Wowio or any of its representatives. Without limiting the generality of the foregoing, subject to the express representations and warranties contained in this Section 5, (i) Wowio makes no representation or warranty whatsoever, express or implied, concerning the Properties, including, without limitation, any representation or warranty as to value, true ownership, merchantability, suitability for use, salability, validity or enforceability of ownership, and (ii) Mincheff specifically acknowledges that no warranties that any of the Properties are merchantable or fit for any particular purpose are made or should be implied.

6	Mincheff Representations and Warranties: Mincheff represents and warrants that he is free to enter into this Agreement and will not do or permit any act which will interfere with or derogate from Wowio’s exercise of the rights herein granted. Additionally, with regard to the intellectual property that was purchased by Wowio pursuant to the Corporate Acquisition Agreement and of which Wowio is retaining ownership (“Wowio Properties”), neither Mincheff nor any of his representatives makes any express or implied representation or warranty with respect to the Wowio Properties, and Mincheff disclaims any other representations or warranties, whether made by Mincheff or any of his representatives. Without limiting the generality of the foregoing, subject to the express representations and warranties contained in this Section 6, (i) Mincheff makes no representation or warranty whatsoever, express or implied, concerning the properties, including, without limitation, any representation or warranty as to value, true ownership, merchantability, suitability for use, salability, validity or enforceability of ownership, and (ii) Wowio specifically acknowledges that no warranties that any of the Wowio Properties are merchantable or fit for any particular purpose are made or should be implied

7	Miscellaneous:

7.1	Arbitration: All disputes under this Agreement shall be settled pursuant to binding arbitration under the commercial arbitration rules of the American Arbitration Association (“AAA”) before a single arbitrator with expertise in entertainment matters. The arbitration shall take place in Los Angeles, California. The prevailing party will be entitled to reasonable attorney fees and costs.

7.2	Indemnification: Wowio shall indemnify Mincheff from and against any and all claims and damages arising from: (i) the breach of any term, representation or warranty of Wowio hereunder; and (ii) the production, distribution, exhibition or exploitation of the Properties by Wowio or its assignees, or any element thereof to the extent such claim or damage arises from an action or omission taken by Wowio during the time Wowio controlled the Properties. Mincheff shall indemnify and defend Wowio from and against any and all claims and damages arising from: (i) the breach of any term, representation or warranty of Mincheff hereunder; and (ii) the production, distribution, exhibition or exploitation of the Properties by Mincheff or its assignees, or any element thereof, to the extent such claim or damage does not arise out of a breach of any term, representation or warranty made by Wowio hereunder.

7.3	Assignment: The parties may assign their rights and obligations hereunder; provided, however, if this Agreement is assigned to a person or entity other than a bona fide distributor, financier, major or mini-major studio that assumes all obligations in writing, the assigning party shall remain secondarily liable to the non-assigning party.

7.4	Notices: Any notice under this Agreement shall be written and delivered by hand, by a recognized courier service such as Federal Express, or by facsimile or e-mail with confirmation of receipt and prepaid first class (air mail if posted to another country) post to the party at its address above. Notices shall be deemed to have been served on the same business day if hand delivered, faxed or e-mailed during business hours (or otherwise when the next business day starts).

7.5	Tax Treatment: Wowio and Mincheff acknowledge that they each have been represented by their own tax advisors in connection with this transaction; that none of them has made a representation or warranty to any of the other parties with respect to the tax treatment accorded this transaction, or the effect individually or corporately on any party under the applicable tax laws, regulations, or interpretations; and that no opinion of counsel or private revenue ruling has been obtained with respect to the effects of this transaction under the Code. Each party is responsible for paying its own tax liabilities in connection with this Agreement.

7.6	This agreement may be signed in counterparts, and all scanned or facsimile copies shall be deemed originals for all purposes.

7.7	The parties hereto agree to sign such other documents, do and perform and cause to be done and performed such further and other acts consistent herewith as may be necessary or desirable in order to give full effect to this Agreement.

7.8	This Agreement constitutes the entire agreement between the parties hereto with respect to all of the matters herein and its execution has not been induced by, nor do any of the parties hereto rely upon or regard as material, any representations or writing whatsoever not incorporated herein and made a part hereof.

WOWIO, Inc.

	/s/ Roger Mincheff		/s/ Brian Altounian
By:	Roger Mincheff	By:	Brian Altounian
		Its:	Chief Executive Officer

ASSIGNMENT

This Assignment Agreement (“Agreement”) is entered into as of December 12, 2012, by and between WOWIO, Inc. (“Assignor”) and Roger Mincheff (“Assignee”).

Reference is made to the following intellectual property (“IP”):

Big Trouble in Little China

Court, The

Cousins Club

Hip Hop Chronicles

Hollow Mark Husk

Little Sonny Bunny

State of Ward Proximity Effect

Trail, The

Wight & Associates

FOR GOOD AND VALUABLE CONSIDERATION, the receipt and sufficiency of which are hereby acknowledged, and subject to the terms and conditions in the attached Purchase Agreement between the parties of the same date, Assignor and Assignee hereby agree as follows:

1. Assignor hereby grants and assigns to Assignee, its successors, licensees and assigns, all of Assignor’s right, title and interest in and to the IP, including any and all underlying agreements related to the IP (“Underlying Agreements”). [What are the “Underlying Agreements?”

2. Assignee hereby agrees to carry out and faithfully perform each and all of the terms, covenants, conditions and other provision contained in the Underlying Agreements required to be kept and performed subsequent to the date thereof under and by virtue of the Underlying Agreements.

3. Assignor represents and warrants that it has performed and has not breached any of its obligations which have accrued to the date hereof under the Underlying Agreements, and all sums which have accrued and are payable pursuant to the provisions of the Underlying Agreement have been paid by Assignor.

4. Assignee shall indemnify and otherwise hold Assignor harmless from and against any and all damages, claims, demands, liabilities or expenses (including reasonable attorneys’ fees) which Assignor may suffer or incur arising out of or resulting from any breach of Assignee’s representations, warranties or agreements hereunder or by Assignee’s failure to keep and perform the obligations and duties assumed by Assignee hereunder or that were in existence at the time of the original assignment from Assignee. Assignor shall indemnify and otherwise hold Assignee harmless from and against any and all damages, claims, demands, liabilities or expenses (including reasonable attorneys’ fees) which Assignee may suffer or incur arising out of or resulting of or any breach of Assignor’s representations, warranties or agreements hereunder.

5. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns.

6. This Agreement shall be governed by and construed in accordance with the laws of the State of California applicable to contracts wholly negotiated, executed and to be performed therein.

7. This Agreement includes the entire understanding of the parties hereto and may not be modified except in a written instrument signed by the parties hereto.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year above written.

WOWIO, Inc.

By:	/s/ Brian Altounian
Name:	Brian Altounian
Its:	Chief Executive Officer

By:	/s/ Roger Mincheff
Name:	Roger Mincheff